UNITED STATES
                               SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C.  20549

                                                          FORM 8-K

                                                     Current Report
                                       Pursuant to Section 13 or 15(d) of
                                     the Securities Exchange Act of 1934

                                     Date of Report: November 21, 1996


                                      BLACKHAWK BANCORP, INC.

                                                    WISCONSIN


                    0-18599                        39-1659424
           (Commission File No.)         (I.R.S. Employer
                                                        Identification No.)

                                         400 Broad Street
                                        Beloit, WI 53511

                                         (608) 364-8911
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

Blackhawk Bancorp, Inc. (the "Company") and Rochelle Bancorp, Inc.
("Rochelle") an Illinois corporation headquartered in Rochelle, Illinois, have reached an agreement in principal pursuant to which stockholders in Rochelle will receive $7.52 in cash for each share of Rochelle owned by them, subject to meeting certain conditions of the agreement. Rochelle currently has 554,875 shares of common stock outstanding and total assets of approximately $48 million. The transaction will be accounted for as a purchase. The cash to be paid by the Company in the transaction will be generated from reserves.

Rochelle is the parent company of Rochelle Savings and Loan Association , an Illinois Savings association with offices in Rochelle and Oregon, Illinois. Also included in the transaction is the purchase of Midland Acceptance Corporation, a Rochelle financing subsidiary with offices in Rochelle and Rockford, Illinois and the sale of Midland Financial Corporation, a 50% owned subsidiary mortgage company of Rochelle, to its other principal stockholder.

The transaction is subject to the execution of a definitive amended merger agreement, normal regulatory approval and approval by the stockholders of Rochelle.

The Company's main office is located in Beloit, Wisconsin, and the Company currently owns all of the outstanding shares of Blackhawk State Bank, which has total assets of approximately $150 million and four offices in the Beloit area.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)(b) Financial statements of business acquired and Pro forma financial information.

It is impracticable to provide any of the required information set forth by these requirements. Pursuant to the Commission's Rules and Regulations, the Company anticipates that any required information will be filed within 60 days.

(c) Exhibits
The amended merger agreement will be filed upon execution.

                                                SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 1996                     /s/ Dennis M. Conerton
                                                       Dennis M. Conerton
                                                Chief Executive Officer and
                                                         President